QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

FORM OF LETTER TO BROKERS, DEALERS

THE MANITOWOC COMPANY, INC.

Offer to Exchange

All Outstanding 10 1/2% Senior Subordinated Notes due 2012
For New 10 1/2% Senior Subordinated Notes due 2012

To
Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        The Manitowoc Company, Inc. (the "Company") is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated                      , 2002 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") its 10 1/2% Senior Subordinated Notes due 2012 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended, for all of its outstanding unregistered 10 1/2% Senior Subordinated Notes due 2012 (the "Original Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated August 8, 2002, among the Company, the Guarantors named therein and the initial purchasers named therein, relating to the Original Notes.

        We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, we are enclosing the following documents:

        1.    The Prospectus;

        2.    The Letter of Transmittal for your use and for the information of your clients;

        3.    A form of letter which may be sent to your clients for whose accounts you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with respect to the Exchange Offer;

        4.    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        5.    A return envelope addressed to BNY Midwest Trust Company, c/o Bank of New York, the Exchange Agent for the Original Notes.

        Your prompt action is required. The Exchange Offer will expire at 5:00 p.m., New York City time, on February 13, 2003, unless extended by the Company (the "Expiration Date"). Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or agent's message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and certificates representing the Original Notes, or a timely confirmation of a book-entry transfer of such Original Notes, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Original Notes held by them as nominee or in a fiduciary capacity. The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Original Notes pursuant to the Exchange Offer, except as set forth in Instruction 3 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to BNY Midwest Trust Company, the Exchange Agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

                      Very truly yours,

                      THE MANITOWOC COMPANY, INC.

        Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus or the Letter of Transmittal.

QuickLinks

FORM OF LETTER TO BROKERS, DEALERS